Exhibit 10.1
Layne Christensen Company
Executive Incentive Compensation Plan
(As Amended and Restated, Effective February 1, 2008)

     SECTION I. Purpose of the Plan.
          Layne Christensen Company (hereinafter referred to as the “Company”) desires to effect a program of making awards as soon as practicable after the end of each fiscal year to certain executive employees of the Company who, in the judgment of the Compensation Committee of the Board of Directors of the Company (the “Board”) have made significant contributions to the Company during the most recent fiscal year. The purpose of this program is to provide additional incentive for the executive employees to promote the best interests and most profitable operation of the Company.
          This program shall be known as the “Layne Christensen Company Executive Incentive Compensation Plan” (hereinafter referred to as the “Plan”). This Plan is the successor plan to, and amends and supersedes, the earlier versions of this plan which were amended and restated effective February 1, 1994, May 1, 1997, January 1, 2005 and February 1, 2007. The existence of the Plan shall not be in lieu of or otherwise affect or be affected by any other compensation plan or arrangement of the Company.
     SECTION II. Administration.
          The Plan shall be administered by the Board. The Board shall have full power, in its sole discretion, to interpret, construe and administer the Plan and adopt rules and regulations relating to the Plan. Decisions made by the Board in good faith and in the exercise of its powers and duties hereunder shall be binding upon all parties concerned. No member of the Board shall be liable to anyone for any action taken or decision made in good faith pursuant to the power or discretion vested in such person under the Plan.
     SECTION III. Participation.
          The following officers, and such other key executive employees of the Company as shall be determined by the Board from time-to-time, shall be eligible to participate in the Plan (and shall hereinafter be referred to as “Participants”);

Group I	Group II

President	Chief Financial Officer
General Counsel
Senior Vice President—Water Resources
Senior Vice President—Mineral Exploration
     SECTION IV. Selection of Targets.
          As soon as practicable after the commencement of each fiscal year, the Board shall establish one or more performance targets, which collectively shall constitute the “Target” hereunder, upon which the incentive compensation of each Participant shall be calculated for such fiscal year. If more than one performance target is selected for the Target, the Board shall assign relative calculation weights to each performance target in determining the Target. Incentive compensation awards hereunder for each Participant are to be based on that Participant’s performance during that fiscal year as compared to the Target. The Target may vary among Participants at the sole discretion of the Board.
     SECTION V. Determination of Amount of Award.
          Subject to the last sentence of this Section V, the amount of the incentive compensation award for a fiscal year shall be equal to a percentage (the “Base Salary Percentage”) of a Participant’s annual regular salary (as determined by the Board) as of the beginning of the fiscal year for which the Target is established (the “Base Salary”). The Base Salary Percentage shall he determined as follows:

GROUP I
          If 100% of the Target is achieved, then the Base Salary Percentage shall be 80%. If more than 100% of the Target is achieved, then for each 1% increase above the Target, the Base Salary Percentage shall be increased by 5%; provided, however, that in no event shall the Base Salary Percentage be increased by more than 100%. If less than 100% of the Target is achieved, then for each 1% decrease below the Target, the Base Salary Percentage shall be decreased by 2.5%; provided, however, that if 80% or less of Target is achieved then the Base Salary Percentage shall be 0%.
GROUP II
          If 100% of the Target is achieved, then the Base Salary Percentage shall be 60%. If more than 100% of the Target is achieved, then for each 1% increase above Target, the Base Salary Percentage shall be increased by 5%; provided, however, that in no event shall the Base Salary Percentage be increased by more than 100%. If less than 100% of the Target is achieved, then for each 1% decrease below the Target, the Base Salary Percentage shall be decreased by 2.5%; provided, however, that if 80% or less of Target is achieved then the Base Salary Percentage shall be 0%.
ILLUSTRATION
          The percentage of the Target achieved and the corresponding Base Salary Percentage are illustrated as follows:

Percentage		Group I	Group II
of		Base Salary	Base Salary
Target Achieved		Percentage	Percentage

120%	or more	160%	120%
115%		140%	105%
110%		120%	90%
105%		100%	75%
100%	(Target)	80%	60%
96%		72%	54%
92%		64%	48%
88%		56%	42%
84%		48%	36%
80%		40%	30%
79%	or less	0%	0%
          All percentages in between the above Percentage of Target Achieved shall be calculated in accordance with the formula set forth above in Section V.
          Notwithstanding the foregoing, the amount of the incentive compensation award for a fiscal year may be increased or decreased in the sole discretion of the Board by an amount not greater than one third of the incentive compensation award.
     SECTION VI. Methods of Payment.
          The incentive compensation award will be paid in cash, common stock of the Company, or a combination of both, in the sole discretion of the Board. Unless a Participant properly makes a deferral election in accordance with Section VII, payment shall be made during the April immediately after the close of the fiscal year for which the award is made.
     SECTION VII. Deferred Accounts.
          (a)     Deferral Account. The Company shall maintain in its records an account, called the Deferred Account, for each Participant as to whom any payment of incentive compensation awarded under the Plan is deferred in accordance with this Section VII. All amounts deferred pursuant to Section VI above shall bear interest from the date of deferral until the date of payment at the average of the 26-week U.S. Treasury Bill interest rate in effect during said period. All amounts credited to the Deferred Account shall be paid in accordance with Section VII(c), below.

          (b)     Timing of Deferral Election. If a Participant desires to defer the receipt of the incentive compensation award, if any, that, absent such a deferral would otherwise be paid to the Participant, the Participant must make such deferral election by filing a written deferral election with the Board no later than the close of the taxable year immediately preceding the taxable year in which the services for which such incentive compensation award would relate. Notwithstanding the foregoing, if the compensation paid in the form of an incentive compensation award would qualify as “performance-based compensation based on services performed over a period of at least 12 months” as referred to in Section 409A(a)(4)(B)(iii) of the Internal Revenue Code, as amended (the “Code”), the Participant may be permitted to defer the payment of the incentive compensation award, if any, that would otherwise be paid to the Participant at the end of the current fiscal year if such deferral election is made no later than six months prior to the end of such current fiscal year.
          (c)     Payment of Deferred Account. As soon as reasonably practicable following the Participant’s separation from service, as defined below, the amount in the Deferred Account (with interest as required by Section (a), above), shall be paid to the Participant in a lump sum. Notwithstanding the above, in the event that the Participant is a “specified employee”, as defined in Code Section 409A(a)(2)(B)(i), no payment may be made any earlier than the date which is six (6) months after the date of the Participant’s separation from service (or, if earlier, the date of the Participant’s death.) A “separation from service” shall have the same meaning as the term is defined under Code Section 409A(a)(2)(A)(i) and interpreted pursuant to the applicable guidance issued thereunder.
     SECTION VIII. Termination of Employment or Change in Control Group
          In the event a Participant’s employment with the Company terminates (for reasons other than retirement, disability or death) said termination being instituted by the Participant or by the Company for cause, prior to the close of a fiscal year, such Participant shall not be entitled to any incentive compensation award for that fiscal year.
          In the event a Participant’s employment with the Company terminates, said termination being by the Company without cause or on account of retirement, disability or death, prior to the close of a fiscal year, such Participant shall be entitled to the incentive compensation award set forth in Section V, pro-rated as of the date of termination.
          If at the beginning of a fiscal year the Participant is in one Group under the Plan, and during the fiscal year the Participant is assigned to a different Group, the Participant’s incentive compensation award for that fiscal year shall be calculated by prorating the award by the number of months for which the Participant was a member of each Group.
     SECTION IX. Miscellaneous.
          There shall be deducted from each cash payment made under the Plan the amount of any tax required by any governmental authority to be withheld by the Company with respect to such payment. A Participant receiving common stock hereunder shall be required to pay to the Company the amount of any taxes which the Company is required by any governmental authority to withhold with respect to such common stock.
          Nothing in the Plan shall be construed to give any person any benefit, right or interest except as expressly provided herein, and nothing in the Plan shall obligate the Company with respect to the duration of employment of any employee.
          A Participant’s rights and interests under the Plan may not be assigned or transferred. In the case of a Participant’s death, payment of the Participant’s incentive compensation award shall be made to the Participant’s designated beneficiary or beneficiaries, or in the absence of such designation, by will or the laws of descent and distribution.
          The Board of Directors of the Company may discontinue the Plan, in whole or in part, at any time, or may, from time to time, amend the Plan in any respect that such Board may deem advisable; provided, however, (i) that no such amendment shall be effective to modify or change any right or obligation with respect to any award of incentive compensation theretofore made by the Board, (2) that such Board may not, without approval by the holders of a majority of the issued and outstanding shares of common stock of the Company, materially increase the benefits accruing to Participants under the Plan or materially increase the class of Participants under the Plan and (3) that no such discontinuation of the Plan shall result in any Deferred Account being paid to a Participant until such time as the Participant is otherwise entitled to a payment from his or her deferred account in accordance with Section VII.
     SECTION X. Effective Date.
          The Plan shall be effective as of February 1, 2008.

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